AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 18th day of September, 2015, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the “Fund Accounting Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) on behalf of its separate series listed on Exhibit D attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

The previous Exhibits D and D-1 are hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit D to the Advisors Series Trust Fund Accounting Servicing Agreement

Name of Series
Capital Advisors Growth Fund
C Tactical Dynamic Fund

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at September, 2015
Annual Fee Based Upon Average Net Assets Per Fund*
[  ] basis points on the first $[   ]
[  ] basis points on the next $[   ]
[  ] basis points on the balance
Base fee:  $[   ]
▪ Additional fee of $[   ] for each additional class
▪ Additional fee of $[   ] per manager/sub-advisor per fund
Services Included in Annual Fee Per Fund
▪ Advisor Information Source – On-line access to portfolio management and compliance information.
▪ Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪ USBFS Legal Administration (e.g., registration statement update)
Pricing Services**
▪ $[   ] - Domestic Equities, Options, ADRs
▪ $[   ] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪ $[   ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
▪                    Bonds, Asset Backed Securities, Mortgage Backed Securities
▪ $[   ] - Bank Loans
▪ $[   ] - Credit Default Swaps
▪ $[   ] - Swaptions, Index Swaps
▪ $[   ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
Corporate Action & Manual Pricing Services
▪ $[   ] /Foreign Equity Security per Month for Corporate Action Service
▪ $[   ] /Domestic Equity Security per Month for Corporate Action Service
▪ $[   ] /Month Manual Security Pricing (>[   ]/day)
Fair Value Services (Charged at the Complex Level)**
▪ $[   ] on the First 100 Securities
▪ $[   ] on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.  Pricing vendors may designate certain securities as hard to value or as a non-unique security type requiring special pricing or accounting arrangements.
Factor Services (security paydown factor data)
• $[   ] per CMOs, Asset Backed, Mortgage Backed Security per Month
Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪ $[   ] for the first fund (subject to Board approval)
▪ $[   ] for each additional fund (subject to change based on Board review and approval)
▪ $[   ] /sub-advisor per fund
Third Party Administrative Data Charges (descriptive data for each security)
• $[   ] per security based on using U.S. Bancorp standard data pricing services and are subject to change.
Out-Of-Pocket Expenses
Including but not limited to SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar,  GICS, MSCI, Lipper, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Amended Exhibit D (continued) to the Advisors Series Trust Fund Accounting Servicing Agreement

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE (continued) at September, 2015

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the Fund Accounting fee schedule on this Amended Exhibit D for the Capital Advisors Funds.

Capital Advisors, Inc.

By:/s/ Channing S. Smith
Printed Name: Channing S. Smith
Title: Managing Director                                         Date: September 25, 2015